EXHIBIT 99.1

[AFC LOGO]

AFC Enterprises to Restate Earnings

for 2001 and First Three Quarters of 2002

March 24, 2003 (ATLANTA) – AFC Enterprises, Inc. (NASDAQ: AFCE), the franchisor and operator of Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee, today announced that it will restate earnings for 2001 and the first three quarters of 2002. The restatement announced today results from a detailed review of the Company’s financial accounting and reporting that was precipitated by the adjustments that the Company reported in the third quarter of 2002 and those identified in the Company’s closing process for 2002. Working with the Company’s new independent auditors KPMG LLP, management has re-evaluated many of its accounting policies and applications of generally accepted accounting principles. This process has resulted in a number of adjustments that will be reflected in this restatement. None of the items that will be included in the restatement is attributable to fraud or misconduct, and the Company expects that the adjustments will not affect its net cash position in any prior or future period.

Management’s evaluation of its accounting policies and independent audits by KPMG LLP are continuing, and the Company will announce its restated 2001 and 2002 results as soon as these processes are completed. The Company anticipates that the restatement will not be completed in time to file its Annual Report on Form 10-K for 2002 by the March 31, 2003 due date and that it will make the filing as soon as the restatement is completed. The 2002 audit is the first annual audit of the Company’s financial statements by KPMG LLP, who the Company retained as its independent auditors following the change from Arthur Andersen LLP in May 2002.

Frank Belatti, Chairman and CEO said, “We take our responsibilities to our investors, customers, employees, franchisees and the general public very seriously, and we are fully dedicated to having the utmost credibility in our financial reporting.” Belatti continued, “Looking ahead, we will move forward with these agreed upon methodologies, processes and systems to ensure timely, transparent and accurate reporting of our financial statements. We expect that the cumulative effect of all of the adjustments described in this press release will reduce earnings in 2001 and 2002. However, we also expect these adjustments to decrease future expenses and thereby positively impact future earnings.”

On January 16, 2003, the Company announced plans to record an impairment charge related to the carrying value of certain long-lived assets at its restaurants, bakeries and cafes and other non-cash charges, including charges related to fixed asset and leasehold improvement write-offs. The Company originally intended to record these charges in the fourth quarter of 2002, but now will record them in 2001 in connection with restating its 2001 financial statements. In connection with the review described above, the Company has also determined that other adjustments should be made to its financial statements for 2001 and the first three quarters of 2002. The most significant of those adjustments are as follows:

Impairment of Long-Lived Assets

•	The Company’s prior policy regarding impairment of long-lived assets was to evaluate operating restaurant, bakery and cafe properties on a market basis. The Company has now determined that these assets should be evaluated on a site by site basis. As a result of this change, an impairment of long-lived assets of $4.5 million to $5.5 million pre-tax will be recorded at year-end 2001, and an impairment charge of $11 million to $12 million pre-tax will be recorded at year-end 2002. Because the book value of the subject assets will be reduced, related depreciation expense will decrease in future years.

Franchising Matters

•	When the Company has sold assets to a franchisee in connection with the conversion of Company-owned units, it has recorded a gain on the assets at the time of the conversion. The Company has determined that it should defer a portion of the gain on some assets sold where the Company maintains involvement with the assets, such as where it continues to lease property to the franchisee. Adjustments will be recorded in 2001 and in the first three quarters of 2002 to defer gains previously recognized on sales of assets to franchisees in these circumstances.

•	The Company maintains cooperative advertising funds that receive contributions separately from Popeyes and Church’s franchisees, with amounts contributed to those funds by franchisees and the Company being used throughout the year for advertising for the respective brands. The Company historically has not consolidated these funds in its financial statements, but the Company now has determined that it is necessary to do so. The Company expects that the consolidation will result in additional advertising expenses of $1.0 million to $2.0 million pre-tax during 2001.

Seattle Coffee Company

•	As previously reported, the Company recorded an adjustment in the third quarter of 2002 at its Seattle Coffee Company subsidiary to reflect the write down of inventory to net realizable value. The write down was due to a correction of errors relating to inventory costing changes, inventory obsolescence issues, package design changes, and a non-integrated inventory accounting system. The Company has determined that this write down should have been recorded in 2001 and therefore will record an adjustment of $2.0 million to $2.4 million pre-tax in 2001 related to this item.

•	Slotting fees payable to grocery retailers for placing Seattle Coffee Company coffee in their stores were previously amortized over a two-year period. The Company has determined that certain of these amounts should have been recognized as sales discounts and therefore netted against sales in the period incurred. An adjustment of $1.0 million to $1.5 million pre-tax will be recorded at Seattle Coffee Company during 2001 to reflect this change.

•	An adjustment of $700,000 to $1.0 million pre-tax in 2001 will be recorded at Seattle Coffee Company to reflect sales allowances, adjustments and returns that were recorded in incorrect periods.

Other

•	The Company has determined that rent that escalates over time should have been recognized on a straight-line basis over the entire term of the lease, including renewal options, rather over the initial term of the lease. It may be necessary to record adjustments in 2001 and in the first three quarters of 2002 as a result of this change.

•	The Company previously was expensing payments to a former officer (under the terms of a previously disclosed employment agreement) as the payments are made over a ten-year term. The

Company has determined that the entire obligation related to the agreement should have been recorded in 2001 when the agreement was signed. An adjustment of $2.5 million to $3.0 million pre-tax will be recorded in 2001 to recognize the present value of payments to be made to the former officer under the terms of this employment agreement.

•	The Company’s restated 2002 and 2001 financial statements will also include additional adjustments, none of which is individually expected to be as significant as the adjustments described above.

In addition, the Company is continuing to assess whether it will be necessary to restate its fiscal year 2000 financial statements to reflect adjustments relating primarily to the items described above. When it completes this assessment, the Company will make a further announcement.

Unrelated to the restatement, as a result of the Company’s required periodic review of the carrying value of goodwill, the Company will record an impairment of goodwill of approximately $15 million to $20 million pre-tax in the fourth quarter of 2002 to reduce the carrying value of goodwill associated with Seattle Coffee Company. This write down will reflect the Company’s current estimate of the fair market value of Seattle Coffee Company.

The Company is in the process of finalizing the adjustments described in this press release and preparing restated financial statements that will reflect these adjustments. Accordingly, the amounts described in this press release reflect the Company’s current estimates of these adjustments, and the actual adjustments to be reflected in the Company’s restated financial statements could vary from these estimates. In addition, until the audits of the respective periods are completed, there can be no assurance that additional adjustments to the Company’s financial statements will not be required.

Conference Call and Internet Web Cast

The Company will host a conference call and internet web cast with the investment community, at 9:00 a.m. eastern time, on Tuesday, March 25, 2003, to discuss the contents of this release. To access the company’s web cast, go to www.afce.com, select “Investor Information” and then select “Earnings Restatement.”

Corporate Profile
 AFC Enterprises, Inc. is the franchisor and operator of 4,072 restaurants, bakeries and cafes in the United States, Puerto Rico and 33 foreign countries under the brand names Popeyes® Chicken & Biscuits, Church’s Chicken™, Cinnabon®, Seattle’s Best Coffee® and Torrefazione Italia® Coffee. AFC’s primary objective is to be the world’s Franchisor of Choice® by offering investment opportunities in highly recognizable brands and exceptional franchisee support systems and services. AFC Enterprises had system-wide sales of approximately $2.6 billion in 2001 and can be found on the World Wide Web at www.afce.com.

For Additional Information Contact:
 Gerald J. Wilkins, Executive VP & CFO, 770-353-3313

Forward-Looking Statement: Certain statements in this release, and other written or oral statements made by or on behalf of AFC or its brands are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-

looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the outcome of the ongoing audits and restatement of the our financial statements, the cost and availability of our principal food products, labor shortages or increased labor costs, our ability to franchise new units and expand our brands, our and our franchisees’ ability to successfully operate existing units and open new units, changes in consumer preferences and demographic trends, competition, general economic, political and regulatory conditions and the risk factors detailed in our Annual Report on Form 10-K for the year ended December 30, 2001 and the other documents we file with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, since those statements speak only as of the date they are made.

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